Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 22, 2022, with respect to the combined financial statements of Tigo Guatemala Companies as of and for the years ended December 31, 2020 and 2019, included in Millicom International Cellular S.A.’s Report on Form 6-K, which is incorporated by reference in the Registration Statement (Form F-3) and related Prospectus of Millicom International Cellular S.A for the registration of common shares and rights to purchase common shares, including common shares represented by Swedish Depository Receipts.

/s/ Ernst & Young, S.A.

Guatemala City

March 1, 2022